NEWS

UNITED STATES EXPLORATION, INC.                  FOR FURTHER INFORMATION CONTACT
1560 BROADWAY, DENVER, COLORADO 80202                            BRUCE D. BENSON
                                                  PRESIDENT & CEO (303) 863-3551

FOR IMMEDIATE RELEASE



          UNITED STATES EXPLORATION ANNOUNCES AMENDMENTS TO FINANCIALS

Denver, Colorado - January 14, 2004 - United States Exploration, Inc. (ASE -
UXP) announced today that it will amend its annual financial statements for 2001 and 2002 and its interim financial statements for the three months and nine months ended September 30, 2003. Those amendments are based on comments received from the Securities and Exchange Commission in connection with its review of the Company's proxy statement for a special meeting of shareholders to vote upon its previously announced merger. Upon consummation of the merger, the Company's shareholders would receive $2.82 per share in cash for their stock.

The amendments relate primarily to the method of accounting for the sale of a coalbed methane project in Neosho County, Kansas in 2001. The Company acquired the project in March, 2001 for approximately $1,500,000 and spent approximately $500,000 on the project following its acquisition. The project was sold in June 2001 for approximately $6,000,000. The Company reported income of approximately $4,000,000 on the sale. Based on the comments received from the SEC, the Company has determined that the proceeds of the sale should have been charged against its full cost pool rather than being recognized as revenue.

In addition, since 2001, the Company has treated operating and drilling fees as revenues. Based on the SEC comments, the Company has determined that operating fees should have been offset against general and administrative expense and that drilling fees should have been credited to the full cost pool. The total amounts of fees involved from the beginning of 2001 through September 30, 2003 were $95,599 of drilling fees and $90,704 of operating fees.

The effects of the amendments on the Company's income statements will be to decrease reported net income in 2001 by approximately $4,000,000, increase reported net income in 2002 by approximately $1,575,000 and increase reported net income for the first nine months of 2003 by approximately $100,000. Attached is a summary of the income statement and balance sheet effects of the amendments for 2001, 2002 and the first nine months of 2003. The Company intends to file an amended annual report on Form 10-KSB for 2002 and an amended quarterly report on Form 10-QSB for the quarter ended September 30, 2003 reflecting these changes as well as certain other changes made in response to SEC comments.

The acquiror in the proposed merger has agreed that these amendments will not give rise to any right on its part to terminate the merger agreement. Accordingly, the Company does not believe that these amendments will adversely affect the consummation of the merger. The Company intends to mail proxy materials to its shareholders within the next few days for a meeting to be held before the end of January to vote upon the merger. As previously announced, all of the Company's directors and one of its major shareholders, who collectively own approximately 48% of its common stock, have agreed to vote in favor of the merger.

The Company has filed with the Securities and Exchange Commission a preliminary proxy statement in connection with the merger. Upon completion of the Commission's review process, a final proxy statement will be mailed to the Company's shareholders with the notice of the meeting to be called to consider the merger. The Company urges shareholders to read the proxy statement carefully when it becomes available, because it will contain important information about the Company and the proposed transaction. Shareholders may obtain a free copy of the merger proxy statement when it is available, at the Commission's web site at www.sec.gov.

The statements in this press release with respect to the Company's expectations as to the consummation of the merger may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's proxy statement relating to the special meeting of shareholders at which the merger will be considered describes the conditions to the obligations of the parties to consummate the merger. The nonfulfillment of any of these conditions could cause the Company's expectations not to be realized.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil. The Company's reserves and producing properties are located in northeast Colorado. The Company's common stock trades on the American Stock Exchange are under the symbol UXP.

                  Summary of Income Statement and Balance Sheet
                               Effects of Changes


                                         Nine months
                                         Ended 9/30/03         2002              2001
                                         -------------     ------------      ------------
Income Statement Effects:

Net income as originally reported        $  3,356,577      $  5,464,991      $  8,048,911

Sale of non-producing leases                       --                --        (4,027,835)

Decrease in amortization rate                 185,671           258,826           112,050

Reversal of drilling income                    (5,606)          (72,083)          (18,900)

Deferred income tax expense                   (73,511)               --                --

Income tax benefit                                 --         1,389,500                --
                                         ------------      ------------      ------------
Net income as restated                   $  3,463,131      $  7,041,234      $  4,114,226
                                         ============      ============      ============

Basic and diluted earnings per share
  As originally reported                 $       0.18      $       0.29      $       0.42
                                         ============      ============      ============
  As restated                            $       0.18      $       0.37      $       0.21
                                         ============      ============      ============


Balance Sheet Effects:

Total assets:
  As originally reported                 $ 37,470,591      $ 36,165,618      $ 25,942,020
  As restated                              35,218,703        33,807,176        22,007,335

Total shareholders' equity:
  As originally reported                 $ 29,227,997      $ 27,673,532      $ 22,386,093
  As restated                              26,976,109        25,315,090        18,451,408